EXHIBIT 3

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 1/21/25 to 2/5/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
1/21/2025	Sell	20,982	18.18
1/22/2025	Sell	16,582	18.02
1/23/2025	Sell	15,253	17.89
1/24/2025	Sell	50,596	17.83
1/28/2025	Sell	11,357	17.70
1/29/2025	Sell	43,726	17.77
1/30/2025	Sell	38,075	17.86
1/31/2025	Sell	30,450	17.91
2/3/2025	Sell	29,922	17.77
2/4/2025	Sell	10,717	17.79
2/5/2025	Sell	22,998	17.86